Exhibit 99.1

# PHP Holdings, LLC & Rhode Island Market

## Combined and Consolidated Financial Statements

The report accompanying these financial statements was issued by BDO USA, P.C., a Virginia professional corporation, and the U.S. member of BDO International Limited, a UK company limited by guarantee.

PHP Holdings, LLC & Rhode Island Market

Combined and Consolidated Financial Statements

As of and for the Years Ended September 30, 2024 and 2023

PHP Holdings, LLC & Rhode Island Market

Contents

Page

Independent Auditor’s Report	3 - 4

Combined and Consolidated Financial Statements

Combined and Consolidated Balance Sheets	6 - 7

Combined and Consolidated Statements of Operations	8

Combined and Consolidated Statements of Members’ Deficit and Mezzanine Equity	9

Combined and Consolidated Statements of Cash Flows	10-11

Notes to Combined and Consolidated Financial Statements	12 – 45

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Tel: 714-957-3200 Fax: 714-957-1080 www.bdo.com	600 Anton Blvd., Suite 500 Costa Mesa, CA 92626

Independent Auditor’s Report

Board of Directors
PHP Holdings, LLC

Orange, California

Opinion

We have audited the combined and consolidated financial statements of PHP Holdings, LLC and Rhode Island Market (the Company), which comprise the combined and consolidated balance sheets as of September 30, 2024 and 2023, and the related combined and consolidated statements of operations, members’ deficit and mezzanine equity, and cash flows for the years then ended, and the related notes to the combined and consolidated financial statements.

In our opinion, the accompanying combined and consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined and consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined and consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined and consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the combined and consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined and consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the combined and consolidated financial statements.

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

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In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the combined and consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the combined and consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the combined and consolidated financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

February 12, 2025

4

Combined and Consolidated Financial Statements

PHP Holdings, LLC & Rhode Island Market

Combined and Consolidated Balance Sheets

(In thousands, except share amounts)

September 30,	2024	2023
Assets
Current assets:
Cash and cash equivalents	$151,255	$88,854
Hospital fee program receivable	18,385	21,884
Patient accounts receivable, net of allowance for credit losses of $39,468 and $73,439	16,043	18,628
Due from government payers	228	861
Risk pool and other receivables, net	39,934	52,062
Prepaid expenses and other current assets	9,244	8,451
Note receivable	1,375	-

Total current assets	236,464	190,740

Property, improvements and equipment, net	22,720	24,388
Operating lease right-of use assets	5,577	7,381
Deferred income taxes, net	-	16,646
Deposits and other assets	374	4,543
Goodwill	29,587	29,374
Restricted cash	1,385	1,815
Note receivable, net of current portion	500	-

Total assets *	$296,607	$274,887

Liabilities and members’ equity
Current liabilities:
Accrued medical claims and other healthcare costs payable	$131,182	$116,655
Accounts payable and other accrued liabilities	106,666	104,795
Accrued salaries, wages and benefits	24,960	19,259
Hospital fee program liability	7,330	6,373
Due to government payers	5,073	7,354
Income taxes payable	18,468	46,730
Current portion of long-term debt	47,579	119
Current portion of finance lease labilities	702	513
Current portion of operating lease liabilities	2,461	2,603
Other current liabilities	194	1,575

Total current liabilities	344,615	305,976
Long-term debt, net of current portion	1,129,595	1,062,097
Finance lease liabilities, net of current portion	1,723	1,346
Operating lease liabilities, net of current portion	3,933	5,881
Malpractice reserves	2,269	1,640
Other long-term liabilities	6,764	5,910

Total liabilities *	$1,488,899	$1,382,850

6

PHP Holdings, LLC & Rhode Island Market

Combined and Consolidated Balance Sheets (Continued)

(In thousands, except share amounts)

September 30,	2024	2023
Commitments and Contingencies (Note 7)

Mezzanine equity:
Redeemable convertible preferred stock	$75,295	$75,295

Members’ deficit:
Common stock	-	-
Additional paid-in capital	151,433	151,370
Accumulated deficit	(1,400,560)	(1,321,871)
Due from related party	(18,605)	(12,902)

Total PHP Holdings, LLC’s & RI Market members’ deficit	(1,267,732)	(1,183,403)

Non-controlling interests	145	145

Total members’ deficit	(1,267,587)	(1,183,258)

Total liabilities, mezzanine equity and members’ deficit	$296,607	$274,887

See accompanying notes to the combined and consolidated financial statements.

* The Company’s combined consolidated balance sheets include the assets and liabilities of its consolidated VIEs. The combined consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling approximately $131,505 and $133,871 as of September 30, 2024 and 2023, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of approximately $98,009 and $103,050 as of September 30, 2024 and 2023, respectively.

7

PHP Holdings, LLC & Rhode Island Market

Combined and Consolidated Statements of Operations

(In thousands)

Years Ended September 30,	2024	2023
Operating revenues:
Capitation	$1,044,463	$889,180
Patient services, net	109,811	95,721
Management fees	25,392	25,664
Other operating revenues	14,934	32,636

Total net revenue	1,194,600	1,043,201

Cost of revenues:
Claims expense	560,434	505,770
Capitation expense	240,061	191,637
Other cost of revenues	69,479	73,310

Total cost of revenues	869,974	770,717

Gross margin	324,626	272,484

Operating expenses:
Salary and benefits	140,105	120,388
Outside services	26,424	20,884
Management fees	11,736	18,794
Professional fees	5,388	5,649
Marketing	3,138	3,730
Lease and rental expense	3,425	2,992
Repair, maintenance and utilities	4,511	4,168
Software licensing	8,205	4,911
Taxes, licenses and fees	6,997	5,842
Insurance	2,901	1,154
Depreciation and amortization	3,953	3,250
Other operating expenses	4,000	4,221

Total operating expenses	220,783	195,983

Operating income	103,843	76,501

Gain on purchased receivables from affiliate companies	-	25,770
Operating gain (loss) from unconsolidated joint venture	348	(102)
Interest expense	(138,251)	(58,401)
Other	(2,739)	95

(Loss) income before income taxes	(36,799)	43,863

Income tax expense	41,890	13,338
Net (loss) income attributable to PHP Holdings, LLC & RI Market	$(78,689)	$30,525

See accompanying notes to the combined and consolidated financial statements.

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PHP Holdings, LLC & Rhode Island Market

Combined and Consolidated Statements of Members’ and Mezzanine Equity

(In thousands, except unit amounts)

	Mezzanine Equity	Additional Paid-in Capital	Accumulated Deficit	Due from related party	Members’ (Deficit) Equity	Non- controlling Interests	Total Members’ (Deficit) Equity
Balance at October 1, 2022	$-	$17,467	$496,857	$(564,354)	$(50,030)	$147	$(49,883)

Reversal of goodwill amortization	-	-	9,007		9,007	-	9,007

Adjusted Balance at October 1, 2022	-	17,467	505,864	(564,354)	(41,023)	147	(40,876)

Issuance of 69,494 Series A-1 Preferred Units	75,295	-	-	-	-	-	-
Contribution of net assets due to restructuring transactions		133,913	-	-	133,913	-	133,913
Repurchase Nuestra NCI shares	-	(10)	-	-	(10)	(2)	(12)
Intercompany receivable write off due to restructuring and financing transactions	-	-	(845,059)	551,452	(293,607)	-	(293,607)
Note receivable write off	-	-	(69,967)	-	(69,967)	-	(69,967)
Collateralize affiliate LOCs	-	-	(24,110)	-	(24,110)	-	(24,110)
Issuance of convertible note	-	-	(721,631)	-	(721,631)	-	(721,631)
Payment of dividends	-	-	(197,493)	-	(197,493)	-	(197,493)
Net income	-	-	30,525	-	30,525	-	30,525

Balance at September 30, 2023	75,295	151,370	(1,321,871)	(12,902)	(1,183,403)	145	(1,183,258)

Contribution of net assets due to restructuring transactions	-	63	-	-	63	-	63
Due from related party	-	-	-	(5,703)	(5,703)	-	(5,703)
Net loss	-	-	(78,689)	-	(78,689)	-	(78,689)

Balance at September 30, 2024	$75,295	$151,433	$(1,400,560)	$(18,605)	(1,267,732)	$145	$(1,267,587)

See accompanying notes to the combined and consolidated financial statements.

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PHP Holdings, LLC & Rhode Island Market

Combined and Consolidated Statements of Cash Flows

(in thousands)

Years Ended September 30,	2024	2023
Operating activities:
Net (loss) income	$(78,689)	$30,525
Adjustments to reconcile net (loss) income to net cash and restricted cash provided by operating activities:
Depreciation and amortization	3,953	3,250
Amortization of deferred financing costs, net	(2,836)	(1,984)
Loan interest on Physician Co Term Loan PIK option	19,204	-
Loan interest on Bridge Loan PIK option	1,001	-
Gain on purchased receivables from affiliate companies	-	(25,770)
Gain on sale of assets, net	(11)	(94)
Gain on disposal of Amvi JV	(348)	-
Deferred income taxes, net	16,646	(20,567)
Changes in operating assets and liabilities:
Patient accounts receivable	2,585	(7,546)
Due from government payers	633	772
Hospital fee program receivable	3,499	(6,371)
Risk pool and other receivables	12,128	(18,617)
Prepaid expenses and other current assets	2,677	(2,160)
Operating lease right-of-use asset, net	-	(145)
Accrued medical claims and other healthcare costs payable	14,527	33,491
Accounts payable and other accrued liabilities	57,404	89,551
Accrued salaries, wages and benefits	5,701	5,820
Hospital fee program liability	957	2,143
Due from government payers	(2,281)	3,172
Income taxes payable, net	10,505	22,277

Net cash and restricted cash provided by operating activities	67,255	107,747

Investing activities:
Purchased receivables from affiliated companies, net	-	67,726
Proceeds from sale of occupational medicine	-	1,000
Purchases of property, improvements and equipment	(1,217)	(1,098)
Issuance of short-term notes receivable	(1,375)	-
Issuance of long-term notes receivable	(500)	-
Investment in Gateway Medicor – Rancho Cucamonga	(150)	-

Net cash and restricted cash (used in) provided by investing activities	(3,242)	67,628

Financing activities:
Due from affiliated companies, net	(43,607)	(271,079)
Proceeds from long term debt	-	406,250
Proceeds from short term debt	48,311	-
Payment of debt issuance costs	(5,534)	(24,570)
Redeem preferred units	-	(34,563)
Repayment of debt	(119)	(101)
Repayment of finance leases	(578)	(475)
Collateralize affiliate letters of credit	-	(24,110)
Line of credit on restricted cash	(515)	-
Payment of dividends	-	(197,493)
Repurchase Nuestra NCI shares	-	(12)

Net cash and restricted cash used in financing activities	(2,042)	(146,153)

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PHP Holdings, LLC & Rhode Island Market

Combined and Consolidated Statements of Cash Flows (Continued)

(In thousands)

Years Ended September 30,	2024	2023
Increase in cash and restricted cash	61,971	29,222

Cash and restricted cash, beginning of year	90,669	61,447

Cash and restricted cash, end of year	$152,640	$90,669

Supplemental disclosure of cash flow information:
Interest paid	$66,776	$5,586

Supplemental disclosure of non-cash financing activities:
Conversion of MPT note to equity	$-	$721,631
Write off note receivable	-	69,967
Contribution of net assets due to restructuring transactions	63	133,913
Issuance of Series A-1 Preferred Units	-	75,295
Intercompany receivable write off due to restructuring and financing transactions	-	845,059

See accompanying notes to the combined and consolidated financial statements.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

1.	Organization

Business

PHP Holdings, LLC (the “Company” or “PHPH”) is a Delaware company formed on March 25, 2013. The Company was originally formed as a Delaware corporation and converted to a limited liability company on October 12, 2022. The Company is owned by Prospect Medical Holdings, Inc.(“PMH”), a Delaware corporation, and MPT Picasso Investors TRS, LLC, a Delaware limited liability company (“MPT”). PHPH’s subsidiaries consist of four primary reportable segments:  Medical Group, Global Risk, Hospital Services and Holding companies’ segments. Prospect Health Services RI, Inc. (“PHSRI”) is a wholly owned subsidiary of PHS Holdings, Inc. (“PHSH”). PHSH is a wholly owned subsidiary of Coordinated Regional Care Group, Inc. (“CRCG”), which in turn is a wholly owned subsidiary of Prospect Medical Holdings, Inc. (“PMH” or “Holdings”). Prospect Provider Group RI, LLC (“PPGRI”) is a wholly owned subsidiary of Prospect Provider Groups, LLC, which is a wholly owned subsidiary of PMH. PHSRI and PPGRI, which are collectively referred to herein as the "Rhode Island Market” are the combined portion within these combined and consolidated financial statements.

Medical Group

Certain of the Company’s subsidiaries (collectively, the “Prospect Network”) contract with licensed physicians and other health care providers, and contract with managed care payers. PHPH’s subsidiaries include management services organizations that provide medical management systems and services to the Prospect Network and other third-party clients.

A.	California

Prospect Medical Group, Inc. (“PMG”) is a California professional medical corporation and is an affiliated physician organization of PHPH. Pursuant to the restructuring described under “Holding Companies” below, PMG became an indirect subsidiary (through the nominee physician shareholder arrangement discussed below) effective March 30, 2023. PHPH controls PMG through means other than direct ownership of PMG’s voting common stock. As discussed below, control is effectuated through a nominee physician shareholder.

i.	Organizational Structure

In addition to PMG itself, the California part of the Prospect Network consists of the following (each, an “Affiliate”):

Nuestra Familia Medical Group, Inc.

Prospect Health Source Medical Group, Inc.

AMVI/Prospect Medical Group (“AMVI/Prospect”)

Prospect Professional Care Medical Group, Inc.

Prospect NWOC Medical Group, Inc.

StarCare Medical Group, Inc.

Genesis HealthCare of Southern California, Inc., a Medical Group

Pomona Valley Medical Group, Inc. (“PVMG”)

Upland Medical Group, a Professional Medical Corporation (“UMG”)

The Affiliates are managed by Prospect Medical Systems, LLC (“PMS”) and, prior to March 31, 2023, ProMed Healthcare Administrators (“PHCA”), which are indirect wholly-owned subsidiaries of PHPH. All of the Affiliates are wholly owned by PMG, with the exception of AMVI/Prospect (“AMVI” or “JV”), which was a 50/50 Joint Venture between AMVI Care Health Network, Inc. and PMG that was terminated and dissolved effective September 30, 2024 as noted in Note 9. PMG is owned by Prospect Intermediate Physician Holdings, Inc. (“PIPH”), a California professional medical corporation that is owned by Prospect Physician Holdings, Inc., another California professional medical corporation (“PPH”). PPH is owned by a nominee physician shareholder pursuant to an assignable option agreement described below. The results of the entire Prospect Network, with the exception of AMVI/Prospect, are consolidated in the accompanying combined and consolidated financial statements.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

PMS has entered into an assignable option agreement with PPH and a nominee physician shareholder. Under the assignable option agreement, PMS acquired an assignable option for a nominal amount from PPH and the nominee shareholder to designate the purchaser (successor physician) for all or part of PPH's issued and outstanding stock held by the nominee physician shareholder (the “Stock Option”) in its sole discretion. PMS may also assign the assignable option agreement to any California licensed physician. The assignable option agreement has a term of 30 years. The Stock Option may be exercised for a purchase price of $1,000. PMS has the unilateral right to establish or effect a change of the nominee, at will, and without the consent of the nominee, on an unlimited basis and at nominal cost.

PMG’s Affiliates have each entered into a MSA and each Affiliate has agreed to pay a management fee to PMS or previously to PHCA, as applicable (each of which is a wholly-owned subsidiary of PHPH), which is based in part on the costs to the management company and on a percentage of revenues the Affiliate receives for (i) arranging for the provision of medical services by the Affiliate’s independent contractor physicians and other licensed healthcare providers, and (ii) other services requested by its contracted health plans. The revenue from which this fee is determined includes medical capitation, sums earned from participation in risk pools, and other performance fees paid by the health plans. In return for payment of the management fee, PMS, and previously PHCA have agreed to provide financial management, information systems, marketing, advertising, public relations, risk management, utilization review, quality of care, and administrative support. The Company and its subsidiaries underwent a restructuring described under “Holding Companies” below. For tax consolidation purposes, effective March 31, 2023, the rights and obligations of PMS and PHCA under each MSA with PMG and its Affiliates were assigned to their new parent company, Prospect Intermediate Physician Holdings, Inc. (“PIPH”), and then subcontracted first to PIPH’s parent company, Prospect Physician Holdings, Inc. (“PPH”), and then back to PMS. Pursuant to such assignments, PCA assigned to PMS its management for PVMG and UMG and PHCA no longer has any operations.

ii.	Global Risk

Prospect Health Plan, Inc. (“PHP”) is a Delaware corporation and is licensed by the California Department of Managed Health Care (“DMHC”) under the provisions of the Knox-Keene Health Care Service Plan Act of 1975 (the “Act”) to operate as a health care service plan in California. PHP was initially restricted to providing and arranging for health care services to Medicare Advantage members through plan-to-plan contracts with fully-licensed health care service plans licensed under the Act. Later, PHP began providing services to Medicare Advantage (“MA”) enrollees. PHP has entered into global capitation arrangements with certain third-party health plans (the “Global Capitation Agreements”) and manages the provision of care for MA enrollees of those plans (“Capitated MA Enrollees”) in coordination with certain subsidiaries and affiliates of PMH. PHP also received notice from the DMHC approving a material modification of its Knox-Keene application to expand the scope of its license to serve Medi-Cal and Cal MediConnect members. DMHC further granted additional modification to the Knox-Keene license to include Commercial enrollees effective November 30, 2020. PHP began accepting Commercial enrollees effective January 1, 2021.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Under the terms of the Global Capitation Agreements, PHP furnishes global risk services to the third-party health plans, including the assumption of responsibility for arranging medically necessary covered services by hospitals, physicians and other providers to capitated enrollees in a specific geographic area and the payment for such services. PHP receives global capitation payments from each health plan as payment for all such medically necessary covered services. PHP enters into agreements with healthcare providers to arrange for such services. The global capitation payments received by PHP are utilized to pay such providers in accordance with their respective agreements.

iii.	Other Operations

Primary & Multi-Specialty Clinics of Anaheim Inc. (“PMCA”), dba Gateway Medical Center, is an indirect Company subsidiary owned under the nominee physician shareholder arrangement discussed above. PMCA owns and operates three primary care physician offices located in Anaheim and Santa Ana, California.

On December 1, 2023, Gateway Medicor - Rancho Cucamonga, Inc. (“GMRC”), a California professional medical corporation, purchased substantially all of the assets of the primary care medical practice of Abraham Chen, D.O. located in Rancho Cucamonga, California. The aggregate purchase price was $300,000 with one remaining payment of $150,000 due on December 1, 2024. GMRC is owned 51% by PIPH and the remaining 49% by Medicor Medical Group, Inc., a California professional medical corporation wholly-owned by Mark Shiu, D.O., the lead primary care physician providing care for the acquired practice.

The Company also owns and operates RightRX, a mail order specialty pharmacy dedicated to providing personalized care to patients with complex, chronic health conditions.

The Company’s Residential Care Program (“RCP”) is operated through New Genesis Medical Associates, Inc., an indirect Company subsidiary owned under the nominee physician shareholder arrangement. The RCP improves patient access through a care-at-home option and management of patients with chronic conditions.

B.	Rhode Island

Prospect Health Services RI, Inc. (“PHSRI”) is a Delaware corporation and Prospect Provider Group RI, LLC (“PPGRI”) is a Delaware limited liability company. Both entities are duly qualified to do business in Rhode Island where they have entered into global capitation arrangements with certain third-party health plans and manage the provision of care for enrollees in coordination with PMS. PMS provides management services to both PHSRI and PPGRI under an administrative services agreement with a current term extending until July 2028 and with 1-year auto-renewals thereafter.

Effective February 16, 2024, PHSRI acquired a 10% membership interest in a newly formed primary care group in Rhode Island called HealthAdvisors, LLC, dba Breakwater Primary Care (“HealthAdvisors”). The interest is held through a nominee physician member pursuant to an assignable option agreement under which PHSRI acquired an assignable option for a nominal amount from HealthAdvisors and the nominee member to designate the purchaser (successor physician) for all or part of PHSRI's 10% membership interest. PHSRI may also assign the assignable option agreement to any Rhode Island licensed physician. The assignable option agreement has an initial term of 30 years. The remaining 90% membership interests in HealthAdvisors are owned equally by four other Rhode Island primary care physicians.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

C.	Texas

Prospect Health Services TX, Inc. (“PHSTX”) and Prospect Provider Group TX, Inc. (“PPGTX”) are both Texas 501(a) non-profit health organizations. Pursuant to the restructuring described under “Holding Companies” below, beginning on March 30, 2023, both PHSTX and PPGTX became wholly-owned direct subsidiaries of the Company. Effective on May 23, 2023, with the inclusion of PIH (defined below) which became their direct parent company, PHSTX and PPGTX are now wholly-owned indirect subsidiaries of the Company.

PHSTX has entered into global capitation arrangements with certain third-party health plans and manages the provision of care for enrollees in coordination with PMS as described above. PMS provides management services to both PHSTX and PPGTX under management services agreements with current terms extending into 2029 with 5-year auto-renewals thereafter.

D.	Arizona

Prospect Medical Group AZ, Inc. (“PMGAZ”) is an Arizona limited liability company. As with the Texas entities described above, PMGAZ initially became a wholly-owned direct subsidiary of the Company effective March 30, 2023 and a wholly-owned indirect subsidiary effective May 23, 2023 (after the inclusion of PIH). By amendment effective January 1, 2022, PMGAZ was added as a managed entity under the MSA between PMG and certain of its Affiliates and PMS described above.

Hospital Services

Alta Newport Hospital, LLC, dba Foothill Regional Medical Center (“Alta Newport”) operates an acute care hospital facility in Tustin, California.

Holding Companies

Prior to fiscal year 2023, PHP was the only direct or indirect subsidiary of the Company. During fiscal year 2023, PMH completed an internal restructuring that moved all of the Company’s other direct and indirect subsidiaries under a new direct subsidiary of the Company, Prospect Intermediate Holdings, LLC (“PIH”). At the time of the restructuring, the Company was wholly owned by PMH. PMG, which was wholly owned by a physician nominee, was moved under Prospect Intermediate Physician Holdings, Inc. (“PIPH”). PIPH is wholly owned by Prospect Physician Holdings, Inc. (“PPHI”), which is wholly owned by PMG’s prior physician nominee shareholder subject to the nominee physician shareholder arrangement described above.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

2.	Significant Accounting Policies

Principles of Combination and Consolidation and Basis of Presentation

The combined and consolidated financial statements herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The combined and consolidated financial statements include all the accounts of PHPH and Rhode Island Market Affiliates in which it has a controlling financial interest. The results of the entire Prospect Network, with the exception of AMVI/Prospect, are combined in the accompanying combined and consolidated financial statements. Operating results for acquisitions are combined and consolidated with the Company’s combined and consolidated financial statements from their acquisition dates. All significant intercompany transactions have been eliminated in consolidation.

Prior period revisions

In connection with the acquisition of the Company (see Note 10) and filing of these combined and consolidated financial statements with the Securities and Exchange Commission (“SEC”), the Company has changed certain of its accounting policies to conform to the public business entity requirements. The Company had previously elected the accounting alternative to amortize goodwill on a straight-line basis over 10 years. The Company has changed this policy with retrospective effect and will no longer amortize goodwill but test goodwill at least annually for impairment. In conjunction therewith, the Company reversed previously recorded goodwill amortization of $9,007,000 and adjusted retained earnings by the same amount as of October 1, 2022.

The Company has also reclassified its presentation of contingently redeemable preferred stock (see Note “Mezzanine equity” below for further information) of $75,295,000 from member’s equity to mezzanine equity.

Use of Estimates

The preparation of combined and consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined and consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Principal areas requiring the use of estimates include settlements under risk-sharing programs, valuation of patient receivables, assets under operating and finance leases, medical claims and other healthcare costs payable, professional and general liability claims, reserves for potential absorption of claims unpaid by insolvent providers, impairment of goodwill, lease liabilities, debt, reserves for the outcome of litigation and valuation allowances against deferred tax assets.

Revenues

The Company recognizes net revenues in the period in which performance obligations to customers are satisfied under contracts by transferring our services. Net revenues are recognized in the amounts to which the Company expects to be entitled, which are the transaction prices allocated to the distinct services.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Revenues by reportable segment are comprised of the following amounts (in thousands):

For the Years Ended September 30,	2024	2023
Medical Group
Capitation	$377,571	$348,031
Management fees	22,920	23,200
Patient Services, net	1,464	1,032
Other	1,325	10,954

Total Medical Group revenues	403,280	383,217

Global Risk
Capitation	666,892	540,953
Management fees	2,472	2,464
Other	13,349	21,380

Total Global Risk revenues	682,713	564,797

Net Hospital Services
Patient Services, net	108,347	94,689
Capitation	-	196
Other	260	302

Total Hospital Services revenues	108,607	95,187

Total net revenues, net	$1,194,600	$1,043,201

Medical Group and Global Risk Revenues

Managed care revenues consist primarily of payments for medical services procured by the Affiliates under capitated contracts with various managed care providers including health maintenance organizations (“HMOs”). Capitation revenue is paid monthly to the Company based on the number of enrollees under the capitated contracts on a per member per month (“PMPM”) basis.

Capitation Revenues

Capitation revenue is recognized in the month in which the providers are obligated to provide services (stand-ready obligation). Minor ongoing adjustments to prior months’ capitation, primarily arising from contracted HMOs’ finalizing of monthly patient eligibility data for additions or subtractions of enrollees, are recognized in the month they are communicated to the Company. Additionally, Medicare pays capitation using a “Risk Adjustment” model, which compensates managed care organizations and providers based on the health status (acuity) of each enrollee. Under Risk Adjustment, capitation is determined based on health severity, measured using patient encounter data. Capitation is paid on an interim basis based on data submitted for the enrollee for the preceding year and is adjusted in subsequent periods the final data is compiled. Positive or negative capitation adjustments are made for Medicare enrollees with conditions requiring more or less healthcare services than assumed in the interim payments. Since the Company cannot reliably predict these adjustments, periodic changes in capitation amounts earned as a result of Risk Adjustment are recognized generally in the fourth quarter when those changes are communicated by the health plans to the Company. The Company did not accrue or recognize a reduction in revenue as a result of the final Hierarchical Condition Category (“HCC”) reconciliation during the year ended September 30, 2024.The Company accrued and recognized as a reduction in revenue, approximately $3,881,000 as a result of the final Hierarchical Conditional Category reconciliation during the year ended September 30, 2023. Additionally, the Company received and recorded as additional Risk Adjustment revenue of approximately $22,256,000 and $24,527,000 in positive capitation risk adjustments during the years ended September 30, 2024 and 2023, respectively.

17

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Per Member Per Month (“PMPM”) managed care contracts generally have a term of one year or longer. All managed care contracts have a single performance obligation that constitutes a series for the provision of managed healthcare services for a population of enrolled members for the duration of the contract. The transaction price for PMPM contracts is variable as it primarily includes PMPM fees associated with unspecified membership that fluctuates throughout the contract. In certain contracts, PMPM fees also include additional awards such as performance incentives, performance guarantees and risk sharing. The Company generally estimates the transaction price using the most likely amount methodology and amounts are only included in the net transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. The majority of the Company’s net PMPM transaction price relates specifically to the Company’s efforts to transfer the service for a distinct increment of the series (e.g. month) and is recognized as revenue in the month in which members are entitled to service.

Risk Pool Revenues

HMO contracts also include provisions to share in the risk for hospitalization (the “Risk Pool”), whereby the physician organization can earn additional incentive revenue or incur penalties based upon the utilization of hospital services. Typically, Risk Pool deficits are not payable until and unless the Company generates future surpluses. At the termination of the HMO contract, any accumulated deficit is typically extinguished. Due to the lack of access to information necessary to estimate the related costs, Risk Pool amounts receivable from the HMOs are only recognized, using the most likely methodology, and only included in revenue to the extent that it is probable that a significant reversal of cumulative revenue will not occur. Risk Pool for the prior contract years are generally final settled in the third or fourth quarter of the following fiscal year. For the years ended September 30, 2024 and 2023, Medical Group revenues included approximately $1,554,000 and $1,454,000, respectively, relating to Risk Pool profit included in other revenues. At September 30, 2024 and 2023, contingent liabilities for carry-forward risk-pool deficits expected to be forgiven, or offset against future surpluses, were approximately $20,091,000 and $23,980,000, respectively, based on the available information from the health plans.

The Company also receives incentives under “pay-for-performance” programs for quality medical care, based on various criteria. The incentive programs track specific performance measures and calculate payments to the Company based on the performance measures. The Company’s incentives under “pay-for-performance” programs are recognized using the most likely methodology. However, as the Company does not have sufficient insight from the health plans on the amount and timing of the shared risk pool and incentive payments these amounts are considered to be fully constrained and only recorded when such payments are known and/or received. Performance and incentive revenues recorded during the years ended September 30, 2024 and 2023 were approximately $9,629,000 and $6,125,000, respectively, included in other revenues.

18

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Medical Group Management Fees

The Company enters into distinct explicit contracts with affiliated and unaffiliated customers to provide management services. The management fee is charged in exchange for the management, administrative, and non-medical services provided by the Company to its customers. The Company’s customers benefit from all of these services together and they are not separable under the various contracts. For the unaffiliated customers the Company recognizes management fee revenues for the period in which the performance obligations under the contracts are satisfied using the as invoiced practical expedient. For affiliated customers the Company recognizes management fee revenues for the period in which the performance obligations under the contracts are satisfied over time. Since the period over time represents a single month of services and is of such short duration, this approximates to a point in time.

Management fee arrangements with affiliated and unaffiliated entities is variable in nature because the majority of the fees are generally based on revenue, which can vary from period to period. The Company has control over pricing. Contractual fees are invoiced to the Company’s clients generally monthly and payment terms are typically due within 30 days. The variable consideration in the Company’s management contracts meets the criteria to be allocated to the distinct period of time to which it relates because (i) it is due to the activities performed to satisfy the performance obligation during that period and (ii) it represents the consideration to which the Company expects to be entitled. The Company uses the expected value method to determine the variable consideration. The Company received approximately $17,978,000 or 71% and $17,762,000 or 70% during the years ended September 30, 2024 and 2023, respectively, of its management services revenue from unaffiliated entities. See Note 5 for the management fees earned from affiliated entities (related parties).

Contract assets represent rights to payment for performance contingent on something other than the passage of time, and accounts receivable are rights to payment for performance without contingencies. Contract liabilities represent cash that has been received for contracts, but for which performance is still unsatisfied. As of September 30, 2024, the Company does not have any contract assets or contract liabilities.

Out of state networks earn infrastructure revenues, a fixed fee arrangement based on per member per month (“PMPM”), is prepaid monthly to the Company based on the number of enrollees under contracts. The transaction price for PMPM contracts is variable as it primarily includes PMPM fees associated with unspecified membership that fluctuates throughout the contract. The Company earned $2,472,000 and $2,464,000 during the years ended September 30, 2024 and 2023, respectively, which is reported as part of management fee revenues. In certain contracts, PMPM fees also include additional awards such as performance incentives, performance guarantees and risk sharing. The Company generally estimates the transaction price using the most likely amount methodology and amounts are only included in the net transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. The majority of the Company’s net PMPM transaction price relates specifically to the Company’s efforts to transfer the service for a distinct increment of the series (e.g. month) and is recognized as revenue in the month in which members are entitled to service.

Global Risk Management Fees

The revenues consist primarily of payments for medical services procured under global capitation arrangements from third-party health plans. Capitation revenue under these global capitation contracts is prepaid monthly to the Global Risk Management segment based on the number of enrollees.

19

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Management fee arrangements with unaffiliated entities provide for compensation ranging from 6.5% to 10% of revenues. Consideration from management contracts is variable in nature because the majority of the fees are generally based on revenue or collections, which can vary from period to period. The Company has control over pricing. Contractual fees are invoiced to the Company’s clients generally monthly and payment terms are typically due within 30 days. The variable consideration in the Company’s management contracts meets the criteria to be allocated to the distinct period of time to which it relates because (i) it is due to the activities performed to satisfy the performance obligation during that period and (ii) it represents the consideration to which the Company expects to be entitled.

Hospital Services Revenues

The Company reports Fee-For-Service (“FFS”) net patient service revenues at the amounts that reflect the consideration it expects to be entitled to in exchange for providing patient care. These amounts are due from patients, third-party payers (including managed care payers and government programs) and others, and they include variable consideration for retroactive revenue adjustments due to settlement of audits, reviews and investigations. Generally, the Company bills patients and third-party payers several days after the services are performed or shortly after discharge. Revenues are recognized as performance obligations are satisfied.

Performance obligations are determined based on the nature of the services provided and revenues are recognized when performance obligations are satisfied over time based on actual charges incurred in relation to total expected charges. This method provides a faithful depiction of the transfer of services over the term of performance obligations based on the inputs needed to satisfy the obligations. Generally, performance obligations satisfied over time relate to patients in the Company’s hospitals receiving inpatient acute care services. The Company measures the performance obligation from admission into the hospital, or the commencement of an outpatient service, to the point when it is no longer required to provide services to that patient, which is generally at the time of discharge or completion of the outpatient services. Patient encounters and related episodes of care and procedures qualify as distinct goods and services, provided simultaneously together with other readily available resources, in a single instance of service, and thereby constitute a single performance obligation for each patient encounter and, in most instances, occur at readily determinable transaction prices. All services provided are expected to result in cash flows and are therefore reflected as net revenue in the combined and consolidated financial statements.

The transaction price is determined based on gross charges for services provided, reduced by contractual adjustments provided to third-party payers, discounts provided to uninsured patients, and implicit price concessions provided primarily to uninsured patients. The estimates of contractual adjustments and discounts are based on contractual agreements, discount policies and historical cash collection experience. As a practical expedient, the Company adopted a portfolio approach for the FFS revenue stream to group together contracts with similar characteristics and analyze historical cash collections trends. The contracts within the portfolio share the characteristics conducive to ensuring that the results do not materially differ if it were to be applied to individual patient contracts related to each patient encounter.

Gross charges are retail charges. They are not the same as actual pricing, and they generally do not reflect what a hospital is ultimately paid and, therefore, are not displayed in our combined and consolidated statements of operations. Hospitals are typically paid amounts that are negotiated with insurance companies or are set by the government. Gross charges are used to calculate Medicare outlier payments and to determine certain elements of payment under managed care contracts (such as stop-loss payments). Because Medicare requires that a hospital’s gross charges be the same for all patients (regardless of payer category), gross charges are what hospitals charge all patients prior to the application of discounts and allowances.

20

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

The Company is responsible for confirming member eligibility, performing program utilization review, potentially directing payment to the provider and accepting the financial risk of loss associated with services rendered, as specified within the Company’s patient contracts. The Company has the ability to adjust contractual fees with patients and possess the financial risk of loss in certain contractual obligations. These factors indicate the Company is the principal and, as such, the Company records gross fees contracted with patient in revenues.

Revenues under the traditional FFS service Medicare and Medicaid programs are based primarily on prospective payment systems. Retrospectively determined cost-based revenues under these programs, which were more prevalent in earlier periods, and certain other payments, such as disproportionate share hospital and bad debt expense reimbursement, which are based on our hospitals’ cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review, and it can take several years until final settlement of such matters is determined and completely resolved. The Company records accruals to reflect the expected final settlements on cost reports. For filed cost reports, the accrual is recorded based on those cost reports and subsequent activity. The accrual for periods for which a cost report is yet to be filed is recorded based on estimates of what the Company expects to report on the filed cost reports. After the cost report is filed, the accrual may need to be adjusted in future periods as they become known.

Hospital Services revenues primarily consist of net patient service revenues, principally for patients covered by Medicare, Medicaid, managed care and other health plans, as well as certain uninsured patients and other uninsured discount and charity programs. Additionally, Hospital Services revenues include revenues from capitation arrangements that are made directly made with various managed care providers.

Patients who are covered by third-party payers are responsible for related co-pays, co-insurance and deductibles, which vary in amount. The Company estimates the transaction price for patients with co-pays, co-insurance and deductibles and for those who are uninsured based on historical collection experience and current market conditions. The discount offered to certain uninsured patients is recognized as a contractual allowance, which reduces net revenues at the time the self-pay accounts are recorded. The uninsured patient accounts, net of contractual allowances recorded, are further reduced to their net realizable value at the time they are recorded through implicit price concessions based on historical collection trends for self-pay accounts and other factors that affect the estimation process. Although outcomes vary, the Company’s policy is to attempt to collect amounts due from patients, including co-pays, co-insurance and deductibles due from patients with insurance, at the time of service while complying with all federal and state statutes and regulations. All of the Company’s hospital facilities are subject to Emergency Medical Treatment and Active Labor Act (“EMTALA”). This federal law and accompanying regulations require any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who comes to the hospital’s emergency department for treatment and, if the patient is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can treat the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of a patient’s ability to pay for treatment. There are severe penalties under EMTALA for violations of the law and regulations, including if a hospital fails to screen or appropriately stabilize or transfer a patient, or if the hospital delays appropriate treatment in order to first inquire about the patient’s ability to pay. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program.

21

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

The Company provides charity care to patients who lack financial resources and are deemed to be medically indigent based on criteria established under the Company’s charity care policy. This care is provided without charge or at amounts less than the Company’s established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, such amounts are not reported as net revenues. Direct and indirect costs for providing charity care are estimated by calculating a ratio of cost to gross charges and then multiplying that ratio by the gross uncompensated charges associated with providing care to charity patients.

The Company recognizes revenues related to supplemental Medi-Cal payments under California provider fee programs (applicable to medical facilities serving a disproportionate number of low-income patients) using the most likely outcome method, which is based on formulas contained in the legislation as well as modeling performed by the California Hospital Association (“CHA”). The estimates also consider whether it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. These programs are funded by quality assurance fees paid by participating hospitals and matching federal funds.

Cost of Revenues

The cost of healthcare services consists primarily of capitation and claims payments, pharmacy costs and incentive payments to contracted providers. These costs are recognized in the period incurred, or when the services are provided. Claims costs also include an estimate of the cost of services which have been incurred but not yet reported to the Company. The estimate for accrued medical costs is based on projections of costs using historical studies of claims paid and adjusted for seasonality, utilization and cost trends. These estimates are subject to trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management records its best estimate of the amount of medical claims incurred at each reporting period. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in the current period. See Note 8 for changes in accrued medical claims payable estimates during the years ended September 30, 2024 and 2023.

The Company has contractual reimbursement obligations to providers and discretionary incentive payment obligations to physicians. These incentive payments are in large part predicated on the pay-for-performance, shared risk revenues, and favorable senior capitation risk adjustment payments received by the Company from the health plans. The Company records these revenues generally in the third or fourth quarter of each fiscal year when the incentives and capitation adjustments due from the health plans are known. During this period, the Company also finalizes the physician discretionary incentive.

During the years ended September 30, 2024 and 2023, the Company recorded physician incentive bonus expenses totaling approximately $28,100,000 and $30,155,000, respectively, and is included in cost of revenues in the combined and consolidated statements of operations. As of September 30, 2024 and 2023, physician incentive bonus accruals were approximately $36,156,000 and $37,808,000, and were included in accounts payable and other accrued liabilities in the accompanying combined and consolidated balance sheets.

The Company also periodically evaluates the need to establish premium deficiency reserves for the probability that anticipated future health care costs could exceed future capitation payments from HMOs under capitated contracts and, where appropriate, records a premium deficiency reserve. There were no such premium deficiencies recorded at September 30, 2024 and 2023, respectively.

22

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Cash and Cash Equivalents

Cash is primarily comprised of deposits with banks. The Company maintains its cash and cash equivalents at banks with high credit-quality ratings.

Restricted Cash

The Company is required by certain health plans to maintain a restricted cash balance in the form of a letter of credit restricted by the bank. Restricted cash was $1,085,000 and $1,515,000 as of September 30, 2024 and 2023, respectively. The Company is also required to keep $300,000 restricted deposits by the DMHC for the payment of claims. Such restricted deposits, consisting of certificates of deposits with maturity dates of more than 90 days when purchased, are classified as a non-current asset in the accompanying combined and consolidated balance sheets as they are required by the DMHC in order to continue to operate under the Act. Restricted cash totaled $1,385,000 and $1,815,000 as of September 30, 2024 and 2023, respectively.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the balance sheets that sum to the total of the same amount shown in the statements of cash flows (in thousands):

September 30,	2024	2023
Cash	$151,255	$88,854
Restricted cash	1,385	1,815

	$152,640	$90,669

Patient Accounts Receivable, Net

Patient accounts receivable, include billed accounts and unbilled accounts for which there is the unconditional right to payment. Estimated amounts due from third-party payers for retroactive adjustments, are receivables if the right to consideration is unconditional and only the passage of time is required before payment of that consideration is due.

Receivables from government agencies are significant to our operations, but are not a significant credit risk. We do not believe there are any other significant concentrations of revenues from any particular payer that would subject us to any significant credit risks in the collection of our accounts receivable.

Changes in general economic conditions, patient accounting service center operations, payer mix, or federal or state governmental health care coverage could affect our collection of accounts receivable, cash flows and results of operations.

Estimated uncollectable amounts are generally considered implicit price concessions that are a direct reduction to patient accounts receivable. Such implicit price concessions may be caused by denials for payments for services due to issues over patient eligibility for medical coverage, the Company’s ability to demonstrate medical necessity for services rendered and payer authorization of hospitalization.

23

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Risk Pool Receivable

Risk pool receivable consist of risk revenues due from non-related parties. The Company continuously monitors its collections of receivables, and its policy is to write off receivables when they are determined to be uncollectible. As of September 30, 2024 and 2023, the Company does not have an allowance for doubtful accounts for risk pool receivable.

Contract Assets and Contract Liabilities

The receivables and payables related to California Hospital Fee Program are the significant contract assets and liabilities in the Company’s financial statements. As of September 30, 2024 and 2023, the Company had receivables related to the California Hospital Fee Program of approximately $18,385,000 and $21,884,000, respectively, and had liabilities related to the California Hospital Fee Program of approximately $7,330,000 and $6,373,000, respectively, in the accompanying balance sheets.

Purchased Receivables

Prior to the termination of the RPA referenced in Note 5 below, the purchased receivables were acquired by the Company from hospital subsidiaries of PMH at current net carrying value on a non-recourse basis at a discount of 10%, which has been determined as a commercially reasonable rate for an “arm’s length” third-party transaction and reflects the uncertainty of collections and time value of money. The Company accounted for its purchased receivables in accordance with the applicable accounting literature, which prescribes the accounting for the purchased receivables using either the interest method or the cost recovery method. The interest method applies an effective interest rate, or internal rate of return (“IRR”), to the cost basis of the receivables, which is to remain level, or unchanged throughout the life of the receivable unless there is an increase in subsequent expected cash flows. Recognition of revenue under the interest method is dependent on having a reasonable expectation about both the timing and the amount of cash flows expected to be collected. If the amount and timing of future cash flows is not reasonably estimable, the purchased receivable is accounted for under the cost recovery method. Application of the cost recovery method requires that any amounts received be applied first against the basis of the receivables until such time as the basis is fully recovered. Any additional amounts received are recognized as revenue. The Company accounted for all its purchased receivables under the cost recovery method. Purchased receivables are reported at the lower of carrying value or market value, and are reduced by any payment received. The Company monitored historical collection rates, as well as changes in applicable laws, rules and regulations and contract terms, as well as other information such as age of the receivables, to assure the purchased receivables were appropriately reserved using the most accurate information available, and based on that information recorded adjustments to reserves as needed. The Company recognized $25,770,000 gain upon the termination of the purchased receivables arrangement during the year ended September 30, 2023.

24

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Promissory Note Receivable

A note receivable for the Foothill Note referenced in Note 7 below is recorded at net realizable value and is due in less than a year. See Note 7 for a further description of the Foothill Note.

Property, Improvements and Equipment

Property, improvements and equipment are stated on the basis of cost or, in the case of acquisitions, at their acquisition date fair values. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is provided using the straight-line basis over the shorter of the remaining lease period or the estimated useful lives of the leasehold improvements. Leasehold improvements are generally depreciated over 5 to 40 years, buildings and improvements are depreciated over 5 to 40 years, equipment is depreciated over 2 to 15 years and furniture and fixtures are depreciated over 2 to 20 years. Equipment capitalized under finance lease obligations are amortized over the lesser of the life of the lease or the useful life of the asset.

Leases

Leases with an initial term of greater than one month and less than 12 months (short-term leases) are not recorded on the Combined balance sheet and are expensed on a straight-line basis over the lease term. The majority of the Company’s short-term leases relate to equipment and real estate. See Note 7 – “Commitments and Contingencies” for further information.

Income Taxes

Deferred income tax assets and liabilities are recognized for differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws. To the extent a deferred tax asset cannot be recognized under the preceding criteria, allowances must be established. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the combined and consolidated financial statements in the period of enactment. The Company recognizes interest and penalties associated with income tax matters in interest income, net and general and administrative expenses, respectively, on the combined and consolidated statements of operations.

An entity is required to evaluate its tax positions using a two-step process. First, the entity should evaluate the position for recognition. An entity should recognize the financial statement benefit of a tax position if it determines that it is more likely than not that the position will be sustained on examination. Next, the entity should measure the amount of benefit that should be recognized for those tax positions that meet the more-likely-than-not test.

Applicable accounting literature requires that the combined amount of current and deferred tax expense for a group that files a combined tax return, be allocated among the group members when those members issue separate financial statements. The Company is a member of combined and consolidated groups for federal and state, respectively, which file returns with its ultimate parent company. The Company adopts the separate return method modified for benefits-for-loss in provisioning for current and deferred income taxes. Under this method, the subsidiary is assumed to file a separate return with the taxing authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from the parent. However, when the benefit of the net operating loss and other tax attribute is recognized in the combined and consolidated financial statements, the subsidiary would generally reflect a benefit in its financial statements.

25

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Under the separate return method, the carve-out entity calculates its tax provision as if it were filing its own separate tax return based on the pre-tax accounts included in the carve-out entity. This can result in perceived inconsistencies between the tax provision of the carve-out entity and the tax provision of the Combined group. This is acceptable, as the relevant literature acknowledges that if the separate return method is used, the sum of the amounts allocated to individual members of the group may not equal the consolidated amount.

Goodwill

Goodwill is measured as the excess of consideration transferred over the net amount of the acquisition date fair value of assets acquired, and liabilities assumed in a business acquisition.

The Company evaluates goodwill annually or whenever triggering events or circumstances at the entity level indicate that the fair value of the entity may be below its carrying amount. The Company first assesses qualitative factors to determine whether the quantitative impairment test is necessary. If that qualitative assessment indicates that it is more likely than not that goodwill is impaired, the Company performs the quantitative test to compare the entity’s fair value with its carrying amount, including goodwill.

The goodwill impairment loss, if any, represents the excess of the carrying amount of the entity over its fair value. There was no goodwill impairment recorded during the years ended September 30, 2024 and 2023.

Medical Malpractice Reserves

The individual physicians who contract with the physician organizations carry their own medical malpractice insurance, some of which may be purchased from RRG or CHIC. In the Hospital Services segment, the Company’s hospitals carry professional and general liability insurance to cover medical malpractice claims under claims-made policies. Under the policies, insurance premiums cover only those claims actually reported during the policy term. Should the claims-made policy not be renewed or replaced with equivalent insurance, claims related to occurrences during the policy term and not reported prior to the termination may be uninsured. The Company’s hospitals have a consolidated policy for professional and general liability insurance with a retention that applies per claim.

Concentrations of Credit Risk

Cash is maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per depositor of each financial institution. The Company has not experienced any losses to date related to these balances.

The Company’s credit risk with respect to health plan receivables is limited since amounts are generally due from large HMOs. Amounts due from affiliated companies and the Company are unsecured and non-interest bearing but are settled periodically. The Company periodically reviews the stand-alone financial performance and financial condition of the affiliated companies (see Note 5).

26

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

For the years ended September 30, 2024 and 2023, the Company received a total of approximately 59% and 51%, respectively, of its capitation revenue from its five largest Health Plan partners, as follows (in thousands):

Years Ended September 30,	2024	% of Capitation Revenue		2023	% of Capitation Revenue
Health Plan D	$165,728	16%	Health Plan A	$139,609	16%
Health Plan A	144,454	14%	Health Plan F	90,823	10%
Health Plan F	134,615	13%	Health Plan B	75,644	9%
Health Plan G	87,060	8%	Health Plan C	72,535	8%
Health Plan C	85,683	8%	Health Plan E	71,936	8%

Total	$617,540	59%		$450,547	51%

Reserve Methodology

The claims reserve is based on the best data available to the Company. The estimate, however, is subject to a significant degree of inherent variability. The estimate is continually monitored and reviewed, and as the reserve is adjusted, the difference is reflected in current operations. While the ultimate amount of the medical malpractice and workers’ compensation claims liability is dependent on future developments, management is of the opinion that the associated liabilities recognized in the accompanying combined and consolidated financial statements are adequate to cover such claims. Management is not aware of any potential claims whose settlement, if any, would have a material adverse effect on the Company’s combined and consolidated financial position, results of operations or cash flows.

Mezzanine Equity

On May 23, 2023, the Company entered into the Third Amended and Restated Limited Liability Company Agreement (the “Agreement”). As a result, the Company issued 69,494 Series A-1 Preferred Units to MPT.

The Series A-1 Preferred Units holders are entitled to an annual preferred return of 8.00%, compounded annually, on the average daily balance of their unrecovered capital. This preferred return will accrue from the Agreement date until the holder's unrecovered capital is fully repaid. In the event of the Company’s dissolution or liquidation, holders of Series A-1 Preferred Units are entitled to receive distributions before any distributions are made to common equity holders. After the payment of the preferred return and full recovery of unrecovered capital, holders of Series A-1 Preferred Units are entitled to participate in further distributions. This participation is, however, subject to the approval of the requisite Series A-1 Holders. The value of a membership interest in such a transaction is determined by the amount the holder would receive if the Company sold all its assets at fair market value, less liabilities. As of the reporting date, this price cannot be determined and will be calculated in a future period when the necessary information becomes available. Holders of the Series A-1 Preferred Units do not have voting rights, except as required by the Delaware Limited Liability Company Act (the "Delaware Act") or the LLC Agreement. However, the holder of the Phase I Convertible Note is treated as a holder of Series A-1 Preferred Units for purposes of exercising consent or approval rights tied to these units.

27

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

As of the reporting date, no additional Series A-1 Preferred Units have been issued upon conversion, exercise, or satisfaction of required conditions. Additionally, no changes were made to the conversion or exercise prices during the reporting period.

The Company’s preferred stock is classified as mezzanine equity due to the buy/sell provision in the Company’s LLC agreement. Under this provision, the holder has the right to initiate a buy/sell process, where the Company may either purchase the preferred stock or sell its units to the holder.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. The amendments in this standard require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In addition, this standard amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendment is effective for nonpublic entities for annual reporting periods beginning after December 15, 2022. The Company has adopted ASU 2016-13 as of October 1, 2023, using the modified retrospective approach. This adoption did not have a material impact on combined and consolidated financial statements or notes to the combined and consolidated financial statements.

3.	Property, Improvements and Equipment

Property, improvements and equipment, consisted of the following (in thousands):

September 30,	2024	2023
Land	$5,800	$5,800
Land improvements	5	5
Buildings and improvements	10,430	9,405
Leasehold improvements	3,457	3,487
Equipment and software	30,135	28,765
Furniture and fixtures	1,616	1,815

	51,443	49,277
Less: accumulated depreciation	(31,363)	(28,122)

	20,080	21,155
Construction in Progress	2,640	3,233

Property, improvements and equipment, net	$22,720	$24,388

Depreciation expense was approximately $3,953,000 and $3,250,000 for the years ended September 30, 2024 and 2023, respectively.

28

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

4.	Goodwill

The changes in the carrying amount of goodwill for the years ended September 30 are as follows (in thousands):

September 30,	2024	2023
Balance, beginning of year	$29,374	$30,722
Addition of goodwill	213	-
Disposal of goodwill	-	(1,348)

Balance, end of year	$29,587	$29,374

5.	Related Party Transactions

As discussed further under Note 7 below, PMH, the Company and another PMH subsidiary, Prospect Healthcare Facilities Management, LLC, are parties to an Amended and Restated Master Restructuring Agreement pursuant to which various financial obligations owed to MPT were restructured.

The Company and its subsidiaries underwent certain internal restructuring transactions for the purposes of the satisfaction of the intercompany accounts which is memorialized in the writing in an Intercompany Agreement effective May 22, 2023. The Company completed $845,059,000 of intercompany receivable write off due to restructuring and finance transactions during the year ended September 30, 2023.

Receivables Purchase Agreement

As referenced in Note 2 (Purchased Receivables), on December 31, 2020, PMG entered into a Receivables Purchase Agreement (the “RPA”) with hospital subsidiaries of PMH in Pennsylvania, Rhode Island and Connecticut (collectively, the “Selling Hospitals”). Under the RPA, on the last calendar day of each month (“Purchase Date”), commencing in June 2020, the Selling Hospitals sold certain of their commercial patient accounts receivable to PMG on a non-recourse basis. Effective December 1, 2020, the Selling Hospitals in Rhode Island ceased selling receivables to PMG. The purchase price reflected a discount of 10% from the current net carrying value. On each Purchase Date, PMG paid 85% of the purchase price to the Selling Hospitals, and the remaining amount was paid within seven business days. The Selling Hospitals continued to collect the patient accounts receivable on behalf of PMG and remit weekly funds collected to PMG. The Selling Hospitals had no liability to PMG after the sale, except for the remittance of cash collected on such accounts, for which the Selling Hospitals charged an administrative fee. PMG had no receivables balance as of September 30, 2024 and 2023. The total service fees incurred during the years ended September 30, 2023 were approximately $9,572,000 and are reflected in management fees to related party management companies in the accompanying combined and consolidated statements of operations.

PMG monitored historical collection rates, as well as changes in applicable laws, rules and regulations and contract terms, as well as other information such as age of the receivables, to assure the purchased receivables were appropriately reserved using the most accurate information available, and based on this information recorded adjustments to reserves as needed. PMG recognized $25,770,000 gain upon termination of the purchased receivables arrangement during the year ended September 30, 2023.

29

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Other Arrangements

PMG is a party to a risk pool sharing agreement with Southern California Healthcare System, Inc., dba Southern California Hospital at Culver City (“SCHS”), an affiliated entity wholly owned by PMH. Under the agreement, PMG and SCHS agreed to establish a Hospital Control Program (as defined) to serve HMO enrollees and earn incentive revenue or incur penalties by sharing in the risk for hospitalization based on inpatient services utilized. Risk pools are generally settled in the following year.

Alta Hospitals System, LLC (a wholly owned subsidiary of PMH) and/or its subsidiaries (collectively, “Alta”) has entered into agreements with several HMOs, pursuant to which, Alta’s hospitals provide hospital, medical, and other healthcare services to senior and Medi-Cal HMO enrollees under a fixed capitation arrangement ("Capitation Arrangement"). Alta has also entered into a risk pool sharing agreement with PMG and a management services agreement with PMS. Under the risk pool sharing agreement, Alta, PMG and PMS agreed to establish a Hospital Control Program (as defined) to serve the HMO enrollees, pursuant to which, PMG is allocated a 90% residual interest in the profit or loss, after deductions for costs to Alta’s hospitals. In August 2013, Alta entered into a similar arrangement with a new medical group pursuant to which, Alta, PMG and the medical group are allocated 10%, 30% and 60% residual interest, respectively, in the profit or loss, after deductions for costs to Alta’s hospitals. Under the management services agreement, PMS provides non-hospital and non-physician support activities that are required under the agreement with the HMO, in return for a monthly management fee of 10% of earned revenue (as defined). As of September 30, 2024 and 2023, approximately 5,600 and 6,300 HMO enrollees were covered under such Capitation Arrangements, respectively.

PMG has a Participating Physician Group Services Agreement (“PPGSA”) with Prospect Health Plan, Inc. (“PHP”). Effective March 31, 2023, PHP became a wholly-owned subsidiary of PHPH. Under the terms of the PPGSA, PHP retains a percentage of gross capitation received from health plans for members assigned to a Prospect Network provider and transfers a pre-determined percentage of remaining gross capitation to PMG for all professional and outpatient ancillary services, subject to the terms of the PPGSA. Approximately 111,300 and 75,700 enrollees were covered under the PPGSA as of September 30, 2024 and 2023 respectively.

PMG is also party to a Hospital Control Agreement (“HCA”) with PHP. Under the HCA, PHP and PMG agreed to share in the risk of providing medical services to enrollees. The profit or loss associated with providing such services to enrollees, including the management fee due PMS, is allocated 90% to PMG and 10% to PHP. PMG is also party to a risk sharing agreement with PHP and a third-party effective July 1, 2017. The profit or loss associated with providing such services to enrollees, including the management fee due PMS, is allocated 30% to PMG, 60% to a third party and 10% to PHP. Approximately 71,200 and 71,100 enrollees were covered under the HCA as of September 30, 2024 and 2023, respectively.

PMS has entered into various Management Service Agreements (each, an “MSA”), Administrative Service Agreements (each, an “ASA”) and Management Services Arrangements with related parties. PMS provides administrative services including network management, contracting, medical management, claims processing, eligibility services, financial management, information systems, marketing, advertising, and public relations (collectively, “Management Services”) for a management fee based on a percentage of capitation revenue earned by the related parties or fixed member per month amount dependent on membership composition defined in each MSA or ASA. The various MSA and ASA have various term lengths up to 30 years and subsequently automatically renew for additional terms unless notice is given by either party.

30

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Management fees (in thousands) earned from related parties are as follows:

For the Years Ended September 30,	2024	2023
Alta Hospitals Systems, LLC	$3,930	$4,406
Southern California Healthcare Systems, Inc.	862	822
Prospect Health Services CT, Inc.	60	60
Prospect ACO NE, LLC	-	60
Prospect Health Services PA, Inc.	60	60
Coordinated Regional Care, Inc.	30	30

Total Management fees earned from related parties	$4,942	$5,438

The Company also incurred additional $8,513,000 and $7,300,000 management fees to CRCG during the years ended September 30, 2024 and 2023, respectively.

PHP also entered into Hospital Services Agreements (“HSAs”) separately with Alta Los Angeles Hospitals, Inc. (“Alta”), Southern California Healthcare System, Inc. (“SCH”), and Alta Newport, each of Alta and SCH are subsidiaries of PMH. Pursuant to the HSAs, Alta, SCH, and Alta Newport are responsible for providing all inpatient and outpatient hospital services to Capitated MA Enrollees assigned to them. PHP retains 2% of gross capitation received from health plans for capitated enrollees assigned to each of Alta, Alta Newport, and SCH and transfers 54% of the remaining gross capitation to Alta, SCH, and/or Alta Newport as applicable, to cover such inpatient and outpatient services. The 46% of the remaining gross capitation revenue is transferred for professional services to PMG and subs. PHP incurred $182,574,000 and $123,896,000 of such expenses during the years ended September 30, 2024 and 2023. These amounts are included in capitation expense, net in the accompanying combined and consolidated statements of operations.

Balances included in due from affiliated companies, net in the accompanying combined and consolidated balance sheets as of September 30, 2024 and 2023 are as follows (in thousands):

For the Years Ended September 30,	2024	2023
PMH and subsidiaries	$18,605	$12,902

Due from affiliated companies, net	$18,605	$12,902

The settlement of these balances is dependent upon the ability of the affiliated companies to repay the amounts due.

Promissory Note

As noted above, on May 23, 2023, PMG loaned $75 million to PIH’s subsidiary, FRMC Hospital Property, LLC (Trustor) pursuant to the Foothill Note further described in Note 7 below. As also set forth in Note 7, effective November 17, 2023, the borrower made a prepayment in the amount of $48,311,000 leaving a remaining principal balance at September 30, 2024 of $26,689,000. This amount is eliminated during the preparation of the combined and consolidated financial statements.

31

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

6.	Income Taxes

The components of the income tax expense are as follows (in thousands):

Years Ended September 30,	2024	2023
Current:
Federal	$23,182	$17,074
State	2,062	5,204
	25,244	22,278
Deferred:
Federal	13,011	(7,703)
State	3,635	(1,237)
	16,646	(8,940)
Total:
Federal	36,193	9,371
State	5,697	3,967
Total income tax expense	$41,890	$13,338

The Company’s income tax expense differs from the amount that would have resulted from applying the federal statutory rate of 21% to income (loss) before income taxes because of the effect of the following items:

Years Ended September 30,	2024	2023
Tax provision at statutory rate	21.00%	21.00%
State taxes, net of federal benefit	(0.42)%	9.59%
Return to provision adjustments	(25.23)%	-%
Non-deductible permanent items	(0.43)%	(0.18)%
Valuation allowance	(111.59)%	-%
Rate differential	2.84%	-%

	(113.83)%	30.41%

32

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Temporary differences and carry-forwards that result in deferred income tax balances are as follows (in thousands):

September 30,	2024	2023
Deferred income tax assets:
Accrued expenses	$9,129	$6,607
Charitable contribution	-	-
Deferred expense	338	340
Deferred revenue	1,473	1,245
Interest	28,330	5,553
Net operating losses	1,768	1,703
Investments	169	-
Reserves	30	45
State Tax	1,135	1,186
Property, plant & equipment	428	982
Other	9	10
Deferred tax assets	42,809	17,671
Valuation allowance	(42,098)	-
Deferred tax assets	711	17,671
Deferred tax liabilities:
Investments	-	(324)
Prepaid expenses	(711)	(701)
Deferred tax liabilities	(711)	(1,025)
Total deferred income taxes, net	$-	$16,646

Deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities under the provisions of the enacted tax laws. The differences between statutory and effective tax rates is primarily a result of state taxes.

Pursuant to the terms of the assignable option agreement and each MSA described in Note 1 above, the Company (via PMS, as a disregarded entity) is entitled to the economic rights and interest of Prospect Physician Holdings, Inc and subsidiaries.

A consolidated federal income tax return is filed for Prospect Physician Holdings, Inc. Separate federal income tax returns are filed for ProMed Health Care Administrators; Prospect Health Plan, Inc; Prospect Health Services, TX; Prospect Holdings, LLC; Prospect Provider Groups, TX; RIGHT RX.

Prospect Physician Holdings, Inc files a combined state income tax return in California. Separate California income tax returns are filed for ProMed Health Care Administrators; Prospect Health Plan, Inc; RIGHT RX. Separate Texas income tax returns are filed for Prospect Health Services, TX and Prospect Provider Groups, TX. Prospect Holdings, LLC files separate income tax returns in Arizona, California and Connecticut.

Income tax payable of $18,467,646 and $46,730,000 are included within the balance sheets, as of September 30, 2024, and 2023, respectively.

As of September 30, 2024, The Company has approximately $4.5 million of gross federal and approximately $9.1 million of gross state net operating loss carryforwards which expire in various years beginning in 2025 or carry forward indefinitely. We believe that it is more likely that the benefit from federal and state net operating loss carryforwards will not be realized. In recognition of this assessment, we have provided a full valuation allowance on the deferred tax assets related to net operating loss carryforwards. The annual benefit of net operating losses could be subject to limitation.

33

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Management assesses the available positive and negative evidence to estimate whether sufficient future pretax income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the forecasted projected book loss over the five-year period ending September 30, 2029. Such objective evidence limits the ability to consider other positive subjective evidence. A valuation allowance of approximately $42 million, was recorded for the period ending September 30, 2024. The amount of the deferred tax asset considered realizable, however, could be adjusted if negative objective evidence in the form of a three-year cumulative loss is no longer present and additional weight is given to subjective positive evidence.

Tax years for fiscal years ended September 30, 2020, to September 30, 2024, remain subject to future examination by taxing authorities in jurisdictions in which we are subject to tax.

7.	Commitments and Contingencies

Debt

Debt consists of the following (in thousands):

September 30,	2024	2023
PhysicianCo Term Loan	$398,370	$379,166
The Phase I Convertible Note	717,839	664,613
Bridge Loan	51,001	-
Other	1,194	1,277
Total debt	1,168,404	1,045,056
Less: Debt, current portion	(51,186)	(119)
Long-term debt, net of current portion	$1,117,218	$1,044,937

PhysicianCo Term Loan

On May 23, 2023, a Financing Agreement (the “PhysicianCo Loan Agreement”) was executed by and among (1) the Company, PIH, PPHI, and the Company’s other subsidiaries (excluding PHP) as guarantors (the “PhysicianCo Loan Parties”), (2) PMH and its California hospital subsidiaries as guarantors, (the “HospitalCo Loan Parties” and together with the PhysicianCo Loan Parties, the “Loan Parties”), (3) Wilmington Trust, National Association, as administrative agent and collateral agent, (the “Agent”) and (4) funds managed or advised by each Centerbridge Entity, as a lender, and (5) each Blue Torch entity, as a lender (the “Lenders”), pursuant to which the Lenders made loans (collectively, the “Initial Term Loan”) in an aggregate initial principal amount of the PhysicianCo Loan is $375 million. The Initial Term Loan bears interest at a rate determined through an adjusted secured overnight financing rate (SOFR) calculation set forth in the PhysicianCo Loan Agreement plus 13.00% per annum, of which up to 3.00% per annum may, at the Company’s opinion, be paid in kind. The maturity date of the Initial Term Loan is May 23, 2026. The Loan Agreement contains certain affirmative and negative covenants, including limitations on indebtedness, corporate transactions, investments, dispositions, and dividends. Refer to discussion of compliance with these covenants as of September 30, 2024 below.

Immediately following the closing of the PhysicianCo Loan Agreement financing, PIH loaned a total of $125 million to PIPH. Thereafter, PIPH contributed a total of $125 million to PMG as additional paid in capital.

34

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Also on May 23, 2023, PMG loaned $75,000,000 to PIH’s subsidiary, FRMC Hospital Property, LLC (Trustor) (the “Foothill Note”). As set forth under Note 5, a prepayment in the amount of $48,311,000 was made on November 17, 2023, leaving a remaining principal balance of $26,889,000. Interest accrues on the remaining balance of the Foothill Note at the prime rate and the obligations of Trustor are secured by Deed of Trust with Assignment of Rents recorded for the hospital property located at 14662 Newport Ave, Tustin, CA 92780. PMG may demand repayment of the remaining indebtedness under the Foothill Note at any time.

The Phase 1 Convertible Note

On May 23, 2023, PMH, the Company and another PMH subsidiary, Prospect Healthcare Facilities Management, LLC, entered into an Amended and Restated Master Restructuring Agreement (the “MRA”) with a subsidiary of Medical Properties Trust, Inc. (MPT), MPT Picasso Investors TRS, LLC (“MPT Picasso”), that provides for the restructuring of rights and obligations of the parties. In accordance with the terms of the MRA, in exchange for the corresponding cancelation of certain debt obligations, including the Foothill Mortgage Loan and the TRS Note, discussed below, and accrued and outstanding rent for the MPT Leased Properties, MPT Picasso was issued non-voting Series A-1 Preferred Units (“Preferred Units”) by PHPH, representing a 49% ownership interest in PHPH and its subsidiaries, and a Convertible Promissory Note (the “MPT Convertible Note”) convertible into additional Preferred Units. By two written Orders issued on April 18, 2024, the California Department of Managed Health Care (the “DMHC”) approved the changes in the indirect ownership of PHP effected by the issuance of the Preferred Units.

The initial principal amount of The Phase I Convertible Note was $646,338,000. The note is convertible into shares of PHPH Series A-1 Preferred Units at any time at the election of the holder at a conversion price per unit equal to the quotient obtained by dividing $153,662,000, the PHPH Net Equity Value, by the aggregate number of all Units outstanding as of immediately prior to closing of the conversion. The balance of the convertible amount not converted will be due in a single lump sum on the November 20, 2026 maturity date. Interest accrues at an 8.00% per annum rate. The MPT Convertible Note is collateralized by the issued and outstanding capital stock or other equity interests of each of PHP and PIH.

Bridge Loan

On October 24, 2023, an amendment was executed by and among PMH, and PIH and PPHI, as borrowers, and Centerbridge Entity and Blue Torch Entity, as lenders, to the PhysicianCo Loan Agreement. Borrowers requested and the lenders agreed to make available to the borrowers delayed draw term loan commitments. The Loan Parties, the Lenders party thereto and the Agent entered into a limited waiver, consent and amendment number one to the PhysicianCo Loan Agreement, which, among other things, granted temporary waivers in connection with noncompliance with certain covenants and contemplated additional the funding of additional loans in an aggregate principal amount of $50.0 million (collectively the “2023 Bridge Loan Commitments” or “2023 Bridge Loan”) subject to certain conditions precedent.

On November 14, 2023, the Loan Parties, the Lenders party thereto and the Agent entered into a permanent waiver and amendment number two to the PhysicianCo Loan Agreement, which, among other things, permanently waived events of default in connection with noncompliance with certain covenants and provided for the funding of the 2023 Bridge Loan in an aggregate initial principal amount of $50.0 million. The 2023 Bridge Loan bears interest at a rate determined through an adjusted secured overnight financing rate (SOFR) calculation set forth in the Loan Agreement plus 13.00% per annum. The maturity date of the 2023 Bridge Loan was December 31, 2024, subject to extension to June 30, 2025 upon the satisfaction of certain conditions, including the payment of an extension fee. The proceeds of the 2023 Bridge Loan were used to provide cash required for compliance with certain minimum regulatory capital requirements by funding the prepayment described above on the Foothill Note.

35

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

On February 27, 2024, the Loan Parties, the Lenders party thereto and the Agent entered into amendment number three to the PhysicianCo Loan Agreement, providing for the extension of the deadline to deliver audited financial statements of the Company and of PMH for the fiscal year ended September 30, 2023.

On April 30, 2024, the Loan Parties, the Lenders party thereto and the Agent entered into amendment number four to the PhysicianCo Loan Agreement, providing for a limited waiver of certain events of default related to the Foothill merger, a further extension of the deadline to deliver audited financial statements of the Company and of PMH for the fiscal year ended September 30, 2023 and certain covenants around maintenance of the Foothill bank accounts and the consummation of the Foothill merger.

On June 5, 2024, the Loan Parties, the Lenders party thereto and the Agent entered into amendment number five to the PhysicianCo Loan Agreement, whereby, to facilitate the execution of an eCapital ABL Facility of PMH, Lenders agreed to certain amendments to the Deposit Account Control Agreement.

The foregoing PhysicianCo Loan Agreement and 2023 Bridge Loan contain certain customary covenants and restrictions and financial covenants based on EBITDAR performance. The Company was in compliance with all such covenants at September 30, 2024.

On August 15, 2024, as a result of the Loan Parties’ failure to satisfy a milestone set forth therein, an $8.5 million fee payable to the Lenders was earned in respect of the PhysicianCo Loan and 2023 Bridge Loan, discussed below, which fee was paid in kind on such date and, subject to certain limited exceptions, will be forgiven in the event that the Loan Parties consummate a sale of the PhysicianCo Loan Parties prior to the deadline therefor set forth in the PhysicianCo Loan Agreement.

On September 14, 2024, certain events of default occurred under the PhysicianCo Loan Agreement as a result of which the Lenders exercised the right to impose interest at the default rate on the PhysicianCo Loan and the 2023 Bridge Loan, equating to an additional 3.00% per annum, payable in cash on each interest payment date. Additional events of default occurred and were continuing as of September 30, 2024, as it relates to failure of certain affiliates of the HospitalCo Loan Parties to make required pension contributions and of certain HospitalCo Loan Parties to pay certain obligations owing to MPT. With respect to the financial covenants applicable to the Company under the PhysicianCo Loan Agreement, the Company was in compliance with such covenants at September 30, 2024. Subsequent to September 30, 2024, the Bridge Loan maturity date was extended to March 31, 2026 (see Note 10).

36

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Other

In or about December 15, 2021, FRMC acquired a Mako Robot Loan. The original cost was $1,295,000. The balance as of September 30, 2024 is $1,194,000.

The aggregate scheduled maturities of our total debt outstanding as of September 30, 2024 are as follows (in thousands):

Years ending September 30,
2025	$51,186
2026	398,590
2027	718,082
2028	275
2029	271
Thereafter	-

$1,168,404

Debt Issuance Costs and Debt Discount/Premium

As of September 30, 2024 and 2023, remaining debt discount and debt premium for the debt under the Loan Agreement (the “PhysicianCo Term Loan”) and the MPT Convertible Note (“The Phase I Convertible Note”), are as follows (in thousands, except interest rates):

As of September 30, 2024	Debt Discount	Debt Premium	Effective Interest Rate
PhysicianCo Term Loan	$20,346	$-	21.99%
The Phase I Convertible Note	15,448	48,171	5.49%
Bridge Loan	3,607	-	18.56%
	$39,401	$48,171

As of September 30, 2023	Debt Discount	Debt Premium	Effective Interest Rate
PhysicianCo Term Loan	$29,596	$-	21.99%
The Phase I Convertible Note	22,073	68,829	5.49%
	$51,669	$68,829

The above debt discount and debt premium are recorded as a reduction of the debt and are amortized into interest expense using an effective interest rate over the duration of the debt.

PMH Debt Restructuring

On February 22, 2018, PMH entered into an ABL Credit Agreement (the “ABL Agreement”), by and among PMH (as the borrower), the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMC”), as administrative agent and collateral agent. Under the ABL Agreement, the initial maximum revolving commitment was $250.0 million with an ability to expand the facility to $325.0 million (the “ABL Facility”). The Company and virtually all of its direct and indirect wholly-owned subsidiaries, including the Company but excluding PHP, were guarantors of the obligations of PMH under the ABL Agreement.

37

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

The ABL Facility matured on February 22, 2023. However, PMH and JPMC entered into Forbearance Agreements that provided that JPMC, as the Administrative Agent, and other lender parties agreed to forbear from exercising any rights and remedies arising from or related to the occurrence and continuation of certain defaults until May 31, 2023 and effectively extended the ABL Facility’s required repayment date to May 31, 2023. As noted below, the outstanding ABL Facility balance of $170,800,000 was paid off in full on May 23, 2023.

On August 23, 2019, PMH closed a series of transactions with affiliates of Medical Properties Trust, Inc. (“MPT”), a publicly traded Real Estate Investment Trust. PMH sold to MPT certain hospital buildings in California, Connecticut and Pennsylvania. Concurrent with the sale transactions, PMH entered into two master lease agreements whereby the hospital properties and related medical office buildings were leased back (the “MPT Leased Properties”). On the same date, PMH entered into a promissory note (the “TRS Note”), under which MPT loaned to PMH $112,937,000. Additionally on August 23, 2019, MPT provided PMH with a $51,266,700 mortgage loan secured by the real property owned by Alta Newport (the “Foothill Mortgage Loan”). On May 2, 2022, an additional $50,000,000 loan was made by MPT to PMH and added to the Foothill Mortgage Loan.

MPT Term Loan

The proceeds of the financing transaction PhysicianCo Term Loan, discussed above, together with the proceeds from a separate financing transaction at PMH that did not involve the Company or its direct or indirect subsidiaries, of a $75.0 million term loan made by MPT TRS Lender PMH, LLC to PMH (the “MPT Term Loan”), were used to (1) refinance, and pay off in its entirety, an ABL Credit Agreement by and among PMH (as the borrower), the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, (2) to pay certain expenses associated with the refinancing, (3) to provide cash required for compliance with certain minimum regulatory capital requirements for PMG, and (4) to finance certain working capital and other operational needs of PMH and its subsidiaries (see “Debt Restructuring” discussion above).

As discussed above, on May 23, 2023, PMH obtained the MPT Term Loan. Each of PHSRI and PPGRI are guarantors of the MPT Term Loan. The MPT Term Loan bears interest at a rate determined through an adjusted secured overnight financing rate (SOFR) calculation set forth in the Loan Agreement plus, initially, 5.00% per annum and from and after June 5, 2024, pursuant to an amendment to the MPT Term Loan, 7.50% per annum. The maturity date of the MPT Term Loan is May 23, 2026. The MPT Term Loan contains certain affirmative and negative covenants, as well as a minimum liquidity covenant. As of September 30, 2024, PMH was in default under certain of these covenants under the MPT Term Loan, including failure to make certain payments owing thereunder.

Litigation

The Company is subject to a variety of claims and suits that arise from time to time in the ordinary course of its business, acquisitions, or other transactions. While the Company’s management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on the Company’s financial position or results of operations, the litigation and other claims that the Company faces are subject to inherent uncertainties and management’s view of these matters may change in the future. Should an unfavorable final outcome occur, there exists the possibility of a material adverse impact on the Company’s financial position, results of operations and cash flows for the period in which the effect becomes probable and reasonably estimable.

38

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Leases

As of October 1, 2022, the Company had recorded total operating and finance right-of-use (ROU) assets of $9.5 million and $7.4 million, respectively, total current operating and finance lease liabilities of $2.6 million, and $0.5 million, respectively, and total noncurrent operating and finance lease liabilities of $5.9 million and $1.3 million, respectively.

The Company evaluates whether an arrangement contains a lease by determining whether (1) there is an identified asset in the contract and (2) the customer has the right to control the use of the identified asset.

The Company’s ROU assets and lease liabilities relate to real estate and equipment. The Company’s leases have remaining lease terms of one year to 6 years. Certain of the Company’s leases contain renewal, extension, or termination options. The Company assesses each option on an individual basis and has only included options reasonably certain of exercise in the lease term.

Long-term leases (leases with terms greater than 12 months) are recorded on the combined and consolidated balance sheet with a ROU asset and lease liability that are equal to the present value of the minimum lease payments not yet paid. Right-of-use assets additionally include any deferred rent that existed as of the adoption date. Variable lease payments, such as payments based on use and for property taxes, insurance, or common area maintenance that are based on actual assessments are excluded from the ROU asset and lease liability and are expensed as incurred.

The components of lease expense for the years ending September 30, 2024 are as follows:

In thousands	September 30, 2024	September 30, 2023
Finance lease cost:
Amortization of right-of-use assets	$442	$737
Interest on lease liabilities	73	90
Operating lease cost	2,112	1,873
Variable lease cost	486	892

Total lease cost	$3,113	$3,592

39

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

The Company’s right-of-use assets and lease liabilities at September 30, 2024 and 2023 are as follows:

In thousands	September 30, 2024	September 30, 2023
Assets
Finance lease right-of-use assets (included in property, plant and equipment, net)	$2,493	$1,939
Operating lease right-of-use assets	5,577	7,381

Total lease assets	$8,070	$9,320

In thousands	September 30, 2024	September 30, 2023
Liabilities
Lease liabilities, current:
Finance lease liabilities	$702	$513
Operating lease liabilities	2,461	2,603

Total lease liabilities, current	3,163	3,116

Lease liabilities, noncurrent:
Finance lease liabilities	1,723	1,346
Operating lease liabilities	3,933	5,881

Total lease liabilities, noncurrent	5,656	7,227

Total leased liabilities	$8,819	$10,343

The following table summarizes the Company’s weighted average remaining lease term and weighted average discount rate as of September 30, 2024 and 2023:

September 30,	2024	2023
Weighted-average remaining lease term (years):
Finance leases	3.64	3.55
Operating leases	2.90	3.71

Weighted-average discount rate:
Finance leases	4.54%	4.20%
Operating leases	4.10%	4.09%

40

PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Supplemental information related to leases as of and for the year ended September 30, 2024 and 2023 are as follows:

In thousands	September 30, 2024	September 30, 2023
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$67	$86
Operating cash flows from operating leases	2,726	2,650
Financing cash flows from finance leases	578	475

Total cash paid	3,371	3,211

Right-of-use assets obtained in exchange for new lease liabilities	-	-
Right-of-use assets obtained in exchange for new finance lease liabilities	1,077	2,671
Right-of-use assets obtained in exchange for new operating lease liabilities	-	9,497

Total right-of-use assets obtained	$1,077	$12,168

Total remaining lease payments for the Company’s finance and operating leases is as follows (in thousands):

For the Years ended September 30, 2024	Finance Leases	Operating Leases
2025	$803	$2,505
2026	667	2,199
2027	722	1,290
2028	245	764
2029	211	23
Thereafter	-	-

Total lease payments	2,648	6,781
Less: amounts representing interest	223	387
Present value of lease liabilities	$2,425	$6,394

PACE financing

In August 2019, Alta Newport entered into an agreement with a third party that specializes in property assessed clean energy (“PACE”) financing to finance qualifying renovations for the hospital property. The full amount of the funds was deposited into an escrow account managed by a third party administrator. The amount financed is subject to an annual interest rate of 6.0% and the financing has a maturity date of September 2, 2045. Payments are collected through property tax bills as a non-ad valorem assessment. Payments commenced in July 2020. At September 30, 2024, Alta Newport had a related financing liability of approximately $5,578,000, of which $172,000 and $5,406,000 is classified within other current liabilities and other long-term liabilities, respectively, in the accompanying combined and consolidated balance sheets. At September 30, 2023, Alta Newport had a related financing liability of approximately $5,354,000 of which $163,000 and $5,191,000 is classified within other current liabilities and other long-term liabilities, respectively, in the accompanying combined and consolidated balance sheets. At September 30, 2024 and 2023, there was approximately $1,323 and $1,384, respectively, left in escrow required to be spent on qualifying renovations.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Liability Insurance Coverage

The Company carries errors and omissions and directors’ and officers’ liability coverage for managed care companies (including affiliates which do not directly employ physicians). Errors and omissions are subject to an individual limit of $7,000,000 per claim and aggregate of $7,000,000 with a retention of $250,000 per claim. Director’s and officer’s claims are covered at an aggregate of $80,000,000. The individual physicians who contract with the Affiliates carry their own medical malpractice insurance.

Regulatory and Other Matters

Laws and regulations governing the third-party payor arrangements are extremely complex and subject to interpretation. The Company and its affiliates believe that they are in compliance with all applicable laws and regulations, and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the third-party payor arrangements.

PMG must comply with a minimum working capital requirement, Tangible Net Equity (“TNE”) requirement, cash-to-claims ratio and claims payment requirements prescribed by the California Department of Managed Health Care (“DMHC”). TNE is defined as net assets less intangibles, less non-allowable assets (which include amounts due from affiliates), plus subordinated obligations. Following the direction of the DMHC to report the secured affiliate note (see Note 7) as an unsecured affiliate receivable, PMG was not in compliance with its TNE requirements. Thereafter, as set forth above, PMG collected partial repayment of the Foothill note receivable in November 2023 and submitted a corrective action plan that was approved by the DMHC to achieve required compliance with financial solvency criteria. PHP was in compliance with these regulatory requirements as of September 30, 2024.

Many of PMG's payer and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations.

Seismic Standards

California hospitals, including Alta Newport’s facility, are required to comply with laws that regulate the seismic performance of all aspects of hospital facilities in California and imposes near-term and long-term compliance deadlines for seismic safety assessment, submission of corrective plans, and retrofitting or replacement of medical facilities to comply with current seismic standards. These laws and regulations require hospitals to meet seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake.

These requirements can result in significant operational changes and capital outlays. Management is continuing to assess its options and the methods of financing the required retrofits. Based on management's evaluation, the costs of renovation needed to comply with the California seismic safety standards for its acute-care facilities, including asbestos abatement, are not estimable at this time.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Legislation and HIPAA

The healthcare industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Government activity has continued with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed.

The Company believes that it is in compliance with fraud and abuse regulations as well as other applicable government laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

The Health Insurance Portability and Accountability Act (“HIPAA”) assures health insurance portability, reduces healthcare fraud and abuse, guarantees security and privacy of health information, and enforces standards for health information. The Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) expanded upon HIPAA in a number of ways, including establishing notification requirements for certain breaches of protected health information. In addition to these federal rules, California has also developed strict standards for the privacy and security of health information as well as for reporting certain violations and breaches. The Company may be subject to significant fines and penalties if found not to be compliant with these state or federal provisions.

Provider Contracts

Many payer and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

8.	Accrued Medical Claims and Other Healthcare Costs Payable

The following table presents the roll-forward of accrued medical claims payable and other healthcare costs payable as of and for each of the years ended September 30, 2024 and 2023 (in thousands):

September 30,	2024	2023
Beginning of year	$116,655	$83,164

Healthcare claim expenses incurred during the year:
Related to current year	469,396	400,964
Related to prior year	(30,411)	(15,374)

Total incurred	438,985	385,590

Healthcare claims paid during the year:
Related to current year	(347,298)	(287,261)
Related to prior year	(81,381)	(64,838)

Total paid	(428,679)	(352,099)

End of year	$126,961	$116,655
Risk Pool payable	4,221	-

Accrued medical claims and other healthcare costs payable	$131,182	$116,655

9.	Partnership

As discussed at Note 1, PMG and an unrelated third party, AMVI, operated a partnership to service Medi-Cal members under the CalOptima program in Orange County, California. PMG does not consolidate the partnership, rather the investment is accounted for as an equity method basis, and accordingly PMG includes in its combined and consolidated financial statements only the net results attributable to those enrollees specifically identified as assigned to it. As of September 30, 2023, the net balances of PMG’s investment in the partnership venture under the equity method was approximately $1,529,000 and was included in prepaid and other current assets in the accompanying combined balance sheet. The parties terminated the operations of this partnership in 2024 and dissolved it effective September 30, 2024.

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PHP Holdings, LLC & Rhode Island Market

Notes to Combined and Consolidated Statements

Summarized unaudited financial information for the partnership as of and for the years ended September 30, 2023 is as follows (in thousands, unaudited):

September 30,	2024	2023
Cash	$-	$823
Receivables		122

Total assets	$-	$945

Accrued medical claims	$-	$36
Other payables	-	519
Other partner’s capital	-	(17)
PMG’s capital	-	407

Total liabilities and partners’ capital	$-	$945

Years Ended September 30,	2024	2023
Revenues	$-	$564

Loss before income taxes	$-	$(147)

PMG’s equity gain (loss)	$348	$(102)

Management fees earned by PMS	$-	$37

10.	Subsequent Events

The Company has evaluated subsequent events through February 12, 2025, the date PHPH combined and consolidated financial statements were available for issuance.

On November 8, 2024, PHPH, PMH and certain of their affiliates entered into an Asset and Equity Purchase Agreement (the “Sale Agreement”) with Astrana Health, Inc. and certain of its affiliates (collectively, “Astrana”). Pursuant to the Sale Agreement, Astrana will purchase all of the outstanding equity of Alta Newport, PHP and PHSRI, and substantially all of the assets of the other entities included within these combined and consolidated financial statements. The consideration to be received by the Company is $745,000,000, subject to certain adjustments set forth in the Sale Agreement. The transaction is expected to close in the middle of 2025, after receipt of regulatory approval and satisfaction of other customary closing conditions.

On January 11, 2025, PMH and certain of its wholly-owned subsidiaries, including both PHSRI and PPGRI (“Rhode Island Market”) (collectively, the "Reorganization Entities"), filed for Chapter 11 bankruptcy reorganization under the United States Bankruptcy Code. None of PHPH or its direct or indirect subsidiaries were included in the reorganization filing as PHPH is only 51% owned by PMH. As of the date of this report, both PHSRI and PPGRI remain subject to the jurisdiction of the bankruptcy court. Through the appropriate bankruptcy court filings, PMH is requesting the court’s approval for the sale of PHSRI and the assets of PPGRI to Astrana pursuant to the Sale Agreement.

The Reorganization Entities are borrowers under a $100 million super-priority delayed draw term loan facility provided by JMB Capital LLC in connection with the bankruptcy reorganization. The proceeds of the loan facility are required to be used for the operation of the Reorganization Entities during the pendency of the reorganization.

On February 10, 2025, the Bridge Loan maturity date was extended to March 31, 2026.

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